Press Holdings International Limited
                                           Le Montaigne
                                           7 Avenue de Grande Bretagne
                                           98000 Monaco
                                           (Correspondence address)
                                           Tel:  + 377 93 15 94 93
                                           Fax:  + 377 93 30 20 13


                  NOTICE OF TERMINATION OF FUNDING AGREEMENT

                                                              March 1, 2004

Hollinger Inc.
10 Toronto Street
Toronto, Ontario
M5C 2B7
Attention: Peter G. White

Dear Mr. White:

         On March 1, 2004, Press Holdings International Limited ("PHIL") announced that Press Acquisition Inc., a wholly-owned Canadian subsidiary of PHIL, had withdrawn the Equity Tender Offer. Pursuant to Section 2 of the Funding Agreement, dated as of February 17, 2004 (the "Funding Agreement"), by and between PHIL and Hollinger Inc., PHIL's funding commitment thereunder terminates as a result of the withdrawal of the Equity Tender Offer; provided, however, that PHIL will remain responsible for its obligations under the second sentence of Section 2 of the Funding Agreement. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Funding Agreement.


                                    Very truly yours,

                                    PRESS HOLDINGS INTERNATIONAL LIMITED


                                    By: /s/ MORRIS J. KRAMER
                                        ---------------------------------
                                        Name:  Morris J. Kramer,
                                               as Attorney-in-fact